FIELDPOINT PETROLEUM REPORTS THIRD QUARTER RESULTS

AUSTIN, TX – (BUSINESS WIRE) – November 15, 2013 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today its third quarter financial results for the three and nine months ended September 30, 2013.

FieldPoint Executive Chairman, Roger Bryant, stated, “Revenue and net income for the quarter ended September 30, 2013 were both up from the same quarter in 2012.
A significant difference in nine month earnings for 2013 as compared to 2012 is due to commodity derivative gains of $228,012 occurring in 2012 that did not occur this year.  We believe that we will meet our objectives for the year, and remain committed to our shareholders to pursue all avenues that could potentially increase shareholder value.  We hope that retaining Stephens Inc as a financial advisor, as we recently announced, will help us accelerate our growth plans.”

Financial Highlights for the Three Months Ended September 30, 2013 Compared to the Three Months Ended September 30, 2012:

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Total revenues increased 12% to $2,581,675 from $2,303,986;

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Net Income increased to $367,899 from $302,405; and

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Earnings per share, basic $0.05 and fully diluted, at $0.04.

Oil and natural gas sales revenues increased 13% or $304,086 to $2,571,006 for the three-month period ended September 30, 2013 from the comparable 2012 period.  Average oil sales prices increased 9% to $96.05 for the three-month period ended September 30, 2013 compared to $88.03 for the period ended September 30, 2012.  Average natural gas sales prices increased to $4.36 for the three-month period ended September 30, 2013 compared to $3.34 for the period ended September 30, 2012.  Increased oil and natural gas production accounted for an increase in revenue of approximately $58,000. Higher commodity prices for oil and natural gas account for an increase in revenue of approximately $246,000.

Lease operating expenses increased 65% or $430,242 to $1,089,469 for the three month period ended September 30, 2013 from the comparable 2012 period.  This was primarily due to increases in costs associated with new field production in 2013, remediation and workover expenses. Lifting costs per BOE increased $12.27 to $33.55 for the 2013 period compared to $21.28 for the three months ended September 30, 2012.

Depletion and depreciation decreased 1% or $6,000 to $501,500 for the three month period ended September 30, 2013 versus $507,500 in the 2012 comparable period.  This was primarily due to the increase in reserves related to the addition of the new East Lusk #3 well since the prior period.

General and administrative overhead cost decreased 2% or $5,815 to $293,015 for the three-month period ended September 30, 2013 from the three-month period ended September 30, 2012. This was primarily attributable to a decrease in bonus expense during the 2013 period.  At this time, the Company anticipates general and administrative expenses to remain stable or increase slightly in the coming quarters.

Other expenses, net for the quarter ended September 30, 2013, were $116,346 compared to other expense, net of $330,024 for quarter ended September 30, 2012.  The net decrease was primarily due to a $50,000 unrealized loss on commodity derivatives during the three months ended September 30, 2013 compared to a $314,000 unrealized loss and a $51,681 realized gain on commodity derivatives during the 2012 period.

Financial Highlights for the Nine Months Ended September 30, 2013 Compared to the Six Months Ended September 30, 2012:

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Total revenues decreased 12% to $7,367,506 from $7,733,691;

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Net Income decreased to $1,287,945 from $1,816,363; and

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Earnings per share, both basic and fully diluted, at $0.16.

Oil and natural gas sales revenues decreased 6% or $470,078 to $7,138,419 for the nine month period ended September 30, 2013 from $7,608,497 for the comparable 2012 period. An overall decrease in oil and natural gas production accounted for a $504,000 decrease in revenue while an increase in oil and natural gas commodity prices increased revenue by $34,000. Sales volumes decreased 6% on a BOE basis primarily due to natural declines in production but were offset slightly by production from the East Lusk #3. Average oil sales prices increased $0.10 to $91.45 for the nine month period ended September 30, 2013 compared to $91.35 for the nine month period ended September 30, 2012.  Average natural gas sales prices increased 5% to $4.52 for the nine month period ended September 30, 2013 compared to $4.31 for the nine month period ended September 30, 2012.

Lease operating expenses increased 5% or $115,049 to $2,560,438 for the nine month period ended September 30, 2013 from the comparable 2012 period.  This was primarily due to the costs associated with operating expenses on the new well completed in New Mexico during the third quarter of 2013 and workover expenses in the Taylor Serbin and Apache Bromide fields.  Lifting cost per BOE increased 11%, from $24.84 to $27.62 for the 2013 period.  We anticipate lease operating expense to increase over the following quarters due to additional remedial repairs and workover expenses and operating expenses related to the new well completed in New Mexico.

Depletion and depreciation expense increased 3% to $1,515,500, compared to $1,477,500 for the comparable 2012 period.  This was primarily due to the addition of the new East Lusk #3 well during the current period.

Exploration expense was $1.65 on a BOE basis for the nine month period ended September 30, 2013. The adjusted cost incurred to drill on the Riverdale lease in Texas was $152,650. The well was non-economic and the decision was made to plug and abandon the well. There was no comparable expense in the same period in 2012.

General and administrative overhead cost decreased 10% or $91,479 to $815,070 for the nine month period ended September 30, 2013 from the nine month period ended September 30, 2012.  This was attributable primarily to a decrease in salary expenses.  In the coming quarters we anticipate general and administrative expenses to remain stable or increase slightly.

Other expense, net for the nine months ended September 30, 2013, amounted to $236,903 compared to other income, net of $34,110 for the comparable 2012 period.  The net decrease was primarily due to a $50,000 unrealized loss on commodity derivatives during the 2013 period compared to a $99,000 unrealized gain and a $129,012 realized gain on commodity derivatives during the 2012 period.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Phillip Roberson (512) 250-8692 or fppc@ix.netcom.com